EXHIBIT 10.3
CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2
Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment unde r Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

EXECUTION COPY

$35,000,000

CREDIT AGREEMENT

between

US AIRWAYS, INC.,
as Borrower,

and

REPUBLIC AIRWAYS HOLDINGS INC.,
as Lender

Dated as of October 20, 2008

CONFIDENTIAL

TABLE OF CONTENTS

SECTION 1. DEFINITIONS

1.1	Defined Terms
1.2	Other Definitional Provisions

SECTION 2. AMOUNT AND TERMS OF COMMITMENT

2.1	Loans
2.2	Procedure for Borrowing
2.3	Repayment of Loans
2.4	Optional Prepayments
2.5	Interest Rates and Payment Dates
2.6	Computation of Interest and Fees
2.7	Payments

SECTION 3. REPRESENTATIONS AND WARRANTIES

3.1	Existence: Compliance with Law
3.2	Power: Authorization: Enforceable Obligations
3.3	Financial Statements
3.4	Litigation
3.5	Disclosure
3.6	[*]
3.7	Liquidity Conditions

SECTION 4. CONDITIONS PRECEDENT

4.1	Conditions to Initial Term Loan
4.2	Conditions to Delayed Draw Term Loan
4.3	Conditions to Each Extension of Credit

SECTION 5. AFFIRMATIVE COVENANTS

5.1	Financial Statements: Other Information
5.2	Maintenance of Existence: Compliance with Law
5.3	Further Assurances
5.4	[*]
5.5	Use of Proceeds

SECTION 6. EVENTS OF DEFAULT

SECTION 7. MISCELLANEOUS

7.1	Amendments and Waivers
7.2	Notices
7.3	No Waiver: Cumulative Remedies
7.4	Successors and Assigns: Participations and Assignments
7.5	Counterparts
7.6	Severability
7.7	Integration
7.8	Governing Law
7.9	Submission to Jurisdiction: Waivers
7.10	Acknowledgements
7.11	Confidentiality
7.12	Waiver of Jury Trial

* Confidential

CONFIDENTIAL

EXHIBITS:

A	Form of Guaranty
B-1	Form of Initial Term Loan Note
B-2	Form of Delayed Draw Term Loan Note

CONFIDENTIAL

CREDIT AGREEMENT (this “Agreement”), dated as of October 20, 2008, between US AIRWAYS, INC., a Delaware corporation (the “Borrower”), and REPUBLIC AIRWAYS HOLDINGS INC. (the “Lender”).

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Agreement”:  as defined in the preamble hereto.

“Assignee”:  as defined in Section 7.4.

“AWA”:  America West Airlines, Inc., a Delaware corporation.

“Barclays Financing”: the America West Co-Branded Card Agreement, dated January 25, 2005, between US Airways and Barclays as amended, restated, supplemented or modified from time to time.

“Borrower”:  as defined in the preamble hereto.

“Borrowing”:  (a) the incurrence of the Initial Term Loan on the Closing Date, and (b) the incurrence of the Delayed Draw Term Loan on or prior to the Delayed Draw Deadline.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“[*]”: [*].

“Closing Date”:  the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied and the Initial Term Loan has been funded, which date is October 20, 2008.

“Default”:  any of the events specified in Section 6, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Delayed Draw Deadline”: 5:00 P.M. New York time on March 31, 2009.

“Delayed Draw Funding Date”:  the date on which the Delayed Draw Term Loan is made to the Borrower hereunder, which date shall be on or prior, but no earlier than March 1, 2009, to the Delayed Draw Deadline.

“Delayed Draw Term Loan”:  as defined in Section 2.1(b).

“Delayed Draw Term Loan Commitment”:  the obligation of the Lender to make the Delayed Draw Term Loan to the Borrower in a principal amount not to exceed $25,000,000.

* Confidential

“Delayed Draw Term Loan Note”:  a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Event of Default”:  any of the events specified in Section 6, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Approval”:  any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Group”:  US Airways Group, Inc., a Delaware corporation.

“Guaranty”:  the Guaranty to be executed and delivered by Group in favor of the Lender, substantially in the form of Exhibit A (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Initial Term Loan”:  as defined in Section 2.1.

“Initial Term Loan Commitment”:  the obligation of Lender to make the Initial Term Loan to the Borrower in a principal amount equal to $10,000,000.

“Initial Term Loan Note”:  a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

“Interest Payment Date”:  (i) for the Initial Term Loan, the Interest Payment Dates shall be as follows: January 31, 2009, April 30, 2009, July 31, 2009, and October 31, 2009 (and in the event the Delayed Draw Term Loan is funded, the Interest Payment Dates with respect to the Initial Term Loan shall also include January 31, 2010, April 30, 2010, October 31, 2010, January 31, 2011, April 30, 2011, July 31, 2011 and October 31, 2011); and (ii) for the Delayed Draw Term Loan, the Interest Payment Dates shall be as follows: July 31, 2009, October 31, 2009, January 31, 2010, April 30, 2010, October 31, 2010, January 31, 2011, April 30, 2011, July 31, 2011 and October 31, 2011.

“Juniper Financing”:  the America West Co-Branded Card Agreement, dated January 25, 2005, between AWA and Juniper Bank, as amended, restated, amended and restated, supplemented or otherwise modified from time to time , including pursuant to the Assignment and First Amendment to the America West Co-Branded Card Agreement, dated as of August 8, 2005, among AWA, Group and Juniper Bank.

“Lender”:  as defined in the preamble hereto.

“LIBOR Rate”:  the London interbank offered rate, rounded upward, if necessary, to the nearest 1/100 of 1%, equal to the offered rate for deposits in Dollars for a three-month period, which is determined to be the British Bankers Interest Settlement Rate, as published by Reuters (for delivery on the first day of such period) or any successor service for the purpose of displaying London interbank offered rates of major banks as of 11:00 A.M. (London time),  determined as of the Closing Date and as of the last Business Day of each January, April, July and October thereafter.

“Loan”:  any of the Initial Term Loan or the Delayed Draw Term Loan made or maintained by the Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Guaranty, the Notes, the [*] and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  Group and the Borrower.

“Material Adverse Effect”:  a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or projections of Group and its Subsidiaries taken as a whole.

“Maturity Date”:  (x) October 31, 2009, or (y) if the Delayed Draw Funding Date occurs, October 31, 2011.

“Notes”:  the Initial Term Loan Note and the Delayed Draw Term Loan Note.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or Group, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower or Group to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Lender that are required to be paid by the Borrower or Group pursuant hereto) or otherwise.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“[*]”: [*].

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“[*]”:  as defined in Section 4.1(b).

* Confidential

“[*]”: [*].

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Group, the Borrower or any of its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, capital stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements shall, unless otherwise specified, be deemed to refer to such agreements amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENT

2.1 Loans.

(a) Subject to the terms and conditions hereof, the Lender agrees to make a term loan (an “Initial Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the Initial Term Loan Commitment.

(b) Subject to the terms and conditions hereof, the Lender agrees to make a term loan (a “Delayed Draw Term Loan”) to the Borrower on or prior to the Delayed Draw Deadline in an amount not to exceed the Delayed Draw Term Loan Commitment.

2.2 Procedure for Borrowing.  The Borrower shall give the Lender notice of each Borrowing (which notice must be received by the Lender prior to at least two Business Days prior to each Borrowing).  Such notice shall specify (i) the aggregate principal amount of Loans to be made, and (ii) the date of the Borrowing (which shall be a Business Day).  Not later than 12:00 Noon, New York City time, on the date specified in the applicable notice, the Lender shall make the amount of the Loan available to the Borrower in immediately available funds in an account designated by the Borrower.

2.3 Repayment of Loans.

(a) The Borrower agrees to repay to the Lender, on the Maturity Date, all then outstanding Loans.  In the event the Delayed Draw Finding Date occurs, the Borrower shall repay the aggregate outstanding principal amount of the Loans in installments on the dates and in amounts equal to the following percentages of the Loans outstanding on the Delayed Draw Funding Date (after the incurrence of the Delayed Draw Term Loans) (each, a “Principal Installment”), in accordance with the following schedule (provided that the Principal Installments set forth below shall be reduced in connection with any voluntary prepayments of the Loans in accordance with Section 2.4):

Payment Date	Principal Installment
January 31, 2010	[*]%
April 30, 2010	[*]%
July 31, 2010	[*]%
October 31, 2010	[*]%
January 31, 2011	[*]%
April 30, 2011	[*]%
July 31, 2011	[*]%
Maturity Date	[*]%

2.4 Optional Prepayments.  The Borrower may, at any time and from time to time, prepay the Loans, in whole or in part, without premium or penalty, upon notice delivered to the Lender no later than one Business Day prior thereto, which notice shall specify the date and amount of prepayment.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof.

2.5 Interest Rates and Payment Dates.

(a) Each Loan shall bear interest at a rate per annum equal to the sum of the LIBOR Rate plus [*] basis points per annum, which rate shall be measured and adjusted (if required) quarterly.

* Confidential

(b) Upon the occurrence and continuation of an Event of Default, any amount then due hereunder shall bear interest at a rate per annum equal to the rate that would otherwise be applicable to the Loans pursuant to the foregoing provisions of this Section plus [*] basis points per annum, in each case, from such date until such amount is paid in full (after as well as before judgment).

(c) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

2.6 Computation of Interest and Fees.  Interest payable pursuant hereto shall be calculated on the basis of a 365- or 366-day year (as applicable) for the actual days elapsed.

2.7 Payments.

(a) Each optional prepayment by the Borrower on account of principal of and interest on the Loans shall be applied to the remaining scheduled principal payments in inverse order of maturity.  Amounts prepaid on account of the Loans may not be reborrowed.

(b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m. New York City time, on the due date thereof to the Lender, for the account of the Lender, in Dollars and in immediately available funds.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.  All such payments shall be made to the Lender at such account as the Lender may designate to the Borrower from time to time.

(c) Any and all payments by the Borrower to or for the account of the Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Lender is organized or is otherwise a resident or doing business (other than a jurisdiction in which such Person is deemed to be doing business solely as a result of entering into, or performing its obligations under, any Loan Document) (all non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Lender, then, (i) the sum payable shall be increased as necessary so that after making all required deductions with respect to Taxes (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is satisfactory to the Lender;  provided however, if the Lender is not a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) or that is created or organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “U.S. Lender” ) and an amount payable under the preceding clause (i) exceeds the amount that would have been payable by the Borrower if such lender were a U.S. Lender, then the Borrower shall not be required to pay such excess amount to the Lender.

(d) Each Assignee (as defined in Section 7.4) organized under the laws of a jurisdiction outside the United States on the date of an assignment and from time to time thereafter (i) as reasonably requested in writing by the Borrower or (ii) not less than 30 days prior to the date on which any Internal Revenue Service form previously provided shall expire or no longer be valid shall provide the Borrower with two properly completed Internal Revenue Service Forms W-8BEN, W-8ECI or other applicable form prescribed by the Internal Revenue Service, certifying as to such Lender’s status regarding United States withholding tax on payments pursuant to the Loan Documents.  For the avoidance of doubt, any Taxes resulting from the failure of an Assignee to provide a form pursuant to this Section 2.7(d) shall be excluded from Taxes.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Lender that:

3.1 Existence; Compliance with Law.  Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) except as would not reasonably be expected to have a Material Adverse Effect, has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (c) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the Acquisition and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (x) to the extent that the failure to obtain such Governmental Approvals, consents, authorizations, filings and notices would not reasonably be expected to have a Material Adverse Effect, and (y) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.3 Financial Statements.

(a) The audited financial statements of Group and its Subsidiaries dated December 31, 2007 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, and (ii) fairly present in all material respects the financial condition of Group and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby.

(b) The unaudited consolidated financial statements of Group and its Subsidiaries dated June 30, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, and (ii) fairly present in all material respects the financial condition of Group and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

3.4 Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Group, the Borrower or any of the Borrower’s Subsidiaries or against any of their properties or revenues that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.  There are no actions, suits or proceedings pending that challenge the validity of any Loan Document or the applicability or enforceability of any Loan Document which seek to void, avoid, limit, or otherwise adversely affect any payment made pursuant thereto.

3.5 Disclosure.  No information contained in this Agreement, any of the other Loan Documents, any financial statements or other written reports from time to time prepared by either Loan Party and delivered hereunder or any written statement prepared by or on behalf of either Loan Party and furnished to the Lender pursuant to the terms of this Agreement or any other Loan Document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.6 [*].

3.7 Liquidity Conditions.  The conditions precedents set forth in Section 4.1(d) and Section 4.1(e) have been met as of the Closing Date.

*Confidential

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Initial Term Loan.  The agreement of the Lender to make the Initial Term Loan is subject to the satisfaction, prior to or concurrently with the making of such Initial Term Loan on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guaranty.  The Lender shall have received (i) this Agreement, executed and delivered by the Lender and the Borrower, and (ii) the Guaranty, executed and delivered by the Lender and Group, and (iii) an Initial Term Loan Note executed and delivered by the Borrower.

(b) [*].

(c) Board Approval.  Each Loan Party shall have obtained approval of the Loan, Loan Documents and related transactions from their respective Boards of Directors.

* Confidential

(d) Minimum Funding Amount.  The Borrower must have received (in the aggregate) not less than $600,000,000 (the “Minimum Funding Amount”) in the form of funding and payment deferrals from external sources and Financing Commitments (as defined below), of which not less than $500,000,000 shall be funds actually received as of the Closing Date or committed payment deferrals, in each case from external sources (including proceeds from equity issuances) since August 14, 2008.  “Financing Commitments” means additional commitments for financing (which commitments may be in the form of deferrals for purchase price obligations, services and engineering and/or commitments to provide financing on assets) and which commitments may be subject to internal approvals and other customary conditions (including, without limitation, documentation, diligence, appraisal and financing conditions).

(e) Adjusted Unrestricted Cash.  The Borrower shall, after giving effect to (a) the funding of the Initial Term Loan and the receipt of proceeds (and payment deferrals) from the contemporaneous or prior fundings (or payment deferrals) described above and (b) the proceeds of Financing Commitments (including any payment deferrals) to be funded (or received) after the Closing Date, have Adjusted Unrestricted Cash of not less than $2,097,000,000.  “Adjusted Unrestricted Cash” means, as of any date of determination, the sum of (i) all unrestricted cash on hand, (ii) the Financing Commitments and (iii) all cash posted as collateral by the Borrower in respect of its fuel hedges.

(f) [*].

4.2 Condition to Delayed Draw Term Loan.. The agreement of the Lender to make the Delayed Draw Term Loan is subject to the satisfaction, prior to or concurrently with the making of such Delayed Draw Term Loan on the Delayed Draw Funding Date, of the following conditions precedent:

(a) Delayed Draw Term Loan Note.  The Lender shall have received a Delayed Draw Term Loan Note executed and delivered by the Borrower.

(b) [*].

4.3 Conditions to Each Extension of Credit.  The agreement of the Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) No Change.  Since the Closing Date, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each Borrowing hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.3 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to the Lender hereunder, the Borrower shall:

5.1 Financial Statements; Other Information.  Furnish or make available to the Lender, promptly upon their filing, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by Group to its security holders and (B) all regular, periodic and current reports (including all Form 8-K reports) and all registration statements and prospectuses, if any, filed by Group with any securities exchange or with the SEC or any Governmental Authority or private regulatory authority; provided that in lieu of delivering a hard copy of any such document, the Borrower may transmit an electronic copy of such document, provided, further, that to the extent any such document is included in materials otherwise filed with the SEC, such document shall be deemed to have been delivered on the date of the applicable filing.

5.2 Maintenance of Existence; Compliance with Law.  (a) (i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.3 Further Assurances.  Promptly upon request by the Lender do, execute and acknowledge any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

5.4 [*].

5.5 Use of Proceeds.  Use the proceeds of the Loan for general corporate purposes and to pay ordinary operating costs and expenses of the Loan Parties.

SECTION 6. EVENTS OF DEFAULT

6.1 Events of Default

.  If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within 5 days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Lender; or

* Confidential

(c) (i) any Loan Party shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(d) the guarantee contained in Section 1.1 of the Guaranty shall cease, for any reason, to be in full force and effect; or

(e) [*]; or

(f) [*]; or

(g) any Loan Party (i) fails to make when due (after giving effect to applicable cure or grace periods, and whether as primary obligor or as guarantor or other surety) payments in respect of rents, principal, interest or premium or other payments, if any, in respect of indebtedness (other than indebtedness under the Barclays Financing and the Juniper Financing) and such failure relates to indebtedness which has a principal amount that equals or exceeds $25,000,000 or (ii) fails to duly observe, perform or comply with any agreement or any term or condition of any instrument, if such failure, either individually or in the aggregate, shall have resulted in the acceleration of, or entitles any person to accelerate, the payment of indebtedness (other than the Barclays Financing and the Juniper Financing) owed by such Loan Party which, together with all other accelerated indebtedness and indebtedness that is entitled to be accelerated, has a principal amount that equals or exceeds $25,000,000;  provided that the failure by a Loan Party to make one or more payments that are attributable to and relate solely to return conditions under aircraft leases shall not constitute an Event of Default under this Section 6.1(g) so long as any of the Loan Parties are, in good faith, disputing the amount of such payments; or

(h) there is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount in excess of $25,000,000 and which are not covered by insurance (treating any deductibles, self-insurance (except to the extent reinsured) or retention as not so covered) or (ii) one or more non-monetary judgments or orders that could reasonably be expected to have a Material Adverse Effect shall have been entered against a Loan Party and, in each case, shall remain undischarged or unstayed, by reason of a pending appeal or otherwise, for a period in excess of 60 days; or

(i) any representation, warranty, certification or statement of fact made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made; or

(j) the Borrower fails to satisfy the covenant contained in Section 5.4 of this Agreement.

then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (c) above with respect to the Borrower, automatically the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (b) if such event is any other Event of Default, the Lender may, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

* Confidential

SECTION 7. MISCELLANEOUS

7.1 Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 7.1.  The Lender and each Loan Party to the relevant Loan Document may, from time to time, enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lender or of the Loan Parties hereunder or thereunder.  In the case of any waiver, the Loan Parties and the Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

7.2 Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	US Airways, Inc. 111 W. Rio Salado Pkwy. Tempe, AZ 85281 Attention: General Counsel Telecopy: (480) 693-5932 Telephone: (480) 693-2860
Lender:	Republic Airways Holdings Inc. 8909 Purdue Road, Suite 300 Indianapolis, IN 46268 Telecopy: (317) 484-4547 Telephone: (317) 484-6047

7.3 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

7.4 Successors and Assigns; Participations and Assignments.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) Lender may not assign to one or more assignees, other than an Affiliate (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement unless Lender has provided notice to the Borrower at least 10 days prior to the date of the proposed assignment;  provided that such Assignee shall comply in all material respects with Section 2.7(d).

7.5 Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (including e-mail) shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.

7.6 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.7 Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

7.8 Governing Law.  This agreement and the rights and obligations of the parties under this agreement shall be governed by, and construed and interpreted in accordance with, the law of the state of New York, without regard to its conflict of laws principles.

7.9 Submission To Jurisdiction; Waivers.  Each of the Borrower and the Lender hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, at its address set forth in Section 7.2 or at such other address of which the Lender shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

7.10 Acknowledgements.  The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; and

(b) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Borrower and the Lender.

7.11 Confidentiality.  The Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Lender from disclosing any such information (a) to any affiliate of the Lender, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Assignee, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, or (e) that has been publicly disclosed.

7.12 Waiver of Jury Trial.  The Borrower and the Lender hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other Loan Document and for any counterclaim therein.

7.13 Indemnity.  The Borrower shall indemnify and hold harmless the Lender and its respective affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonably attorneys’ fees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the enforcement of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the negligence or willful misconduct of such Indemnitee.

[Signatures Follow]

CONFIDENTIAL

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

US AIRWAYS, INC.,
as Borrower
By:	/s/ Thomas T. Weir
Name: Thomas T. Weir
Title: Vice President and Treasurer

REPUBLIC AIRWAYS HOLDINGS INC.,
as Lender
By:	/s/ Robert H. Cooper
Name: Robert H. Cooper
Title: Executive Vice President and Chief Financial Officer